Exhibit 99.1

FOR RELEASE JULY 20, 2004, AT 3:05 PM CENTRAL TIME

Investor Relations	Press Contact
SigmaTel, Inc.	Nate Long, Marketing Communications Manager
512.381.3931	SigmaTel, Inc.
investor.relations@sigmatel.com	512.381.3913
http://www.sigmatel.com/investor-relations	nlong@sigmatel.com

SigmaTel Reports Highest Quarterly Revenues to Date, up 86 percent over the Second Quarter of 2003

AUSTIN, Texas – July 20, 2004 - SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog intensive, mixed-signal integrated circuits, today announced second quarter results for the period ended June 30, 2004. Quarterly revenues were $36.6 million, up 86 percent from revenues of $19.7 million in the same period in the fiscal year 2003. Pro forma adjusted net income for the second quarter of 2004 was $9.2 million, representing earnings of $0.24 per diluted share, compared to $1.6 million or $0.05 per diluted share in the second quarter of 2003.

Financial Results

Under generally accepted accounting principles (GAAP), net income attributable to common stockholders for the second quarter of 2004 was $8.8 million, resulting in GAAP diluted earnings per share for the quarter of $0.23. This compares to net income attributable to common stockholders of $0.7 million in the second quarter of 2003. This GAAP net income attributable to common stockholders for both periods includes non-cash expenses related to deferred stock-based compensation, as well as deemed dividends on preferred stock for the second quarter of 2003, which are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below.

Revenues for the six months ended June 30, 2004 were $68.1 million, up 109 percent from $32.5 million for the six months ended June 30, 2003. Pro forma net income for the six months ended June 30, 2004 was $17.1 million, up from $1.2 million for the six months ended June 30, 2003. GAAP net income for the six months ended June 30, 2004 was $15.8 million, up from $0.2 million for the six months ended June 30, 2003.

SigmaTel reported cash and short-term investments of $128.8 million as of June 30, 2004, which is up from the December 31, 2003 balance of $111.3 million and up from the March 31, 2004 balance of $121.6 million.

“During the second quarter of 2004, SigmaTel continued to return healthy increases in revenues and profits, resulting in the company’s highest quarterly revenues and gross margins to date,” said Ron Edgerton, Chief Executive Officer and President. “We maintained our focus on expanding our engineering teams, product development efforts and customer relationships, ensuring that SigmaTel will be a long-term success story. We are continuing to see strong demand for our products, particularly with our STMP3500 portable audio SoC solutions, which are gaining momentum in both flash and hard-drive based MP3 players. The increased sales of our portable audio SoC solutions offset some softness among our USB product offerings and complemented the stable C-Major™ audio codec product line business, which continues to meet internal expectations.”

Business Summary

SigmaTel reports that the strong growth in its D-Major™ portable audio SoC business results from continued strength in the flash-based player market as well as the adoption of the STMP3500 products into numerous hard-drive based portable digital audio players. The company expects more than ten SigmaTel based hard-drive players to be introduced in the third quarter. Additionally, existing customers of SigmaTel’s original STMP3400 solutions are transitioning to the feature-rich STMP3500 products. During the quarter, SigmaTel announced the continued enhancement of its portable audio SoC products with support for the latest Microsoft® Windows Media® digital rights management software as well as new development platforms and bundled software options, further streamlining the design and deployment of D-Major-based MP3 players.

The C-Major audio codec product line continues to be an important area for SigmaTel, posting solid growth. During the second quarter, SigmaTel began sampling its first product that is compliant with the Intel® High Definition Audio standard, also known as Azalia. This product is a two-channel device targeted at notebook computers. SigmaTel has already secured significant design wins with major customers, which the company expects to ramp in 2005. SigmaTel plans to develop a full line of Azalia codecs this year and to develop new codecs targeted at the consumer audio market.

The USB-to-Infrared product family continues to lead within its market space and is expected to retain this lead going forward. As this unique wireless market continues to grow, SigmaTel expects to maintain its position because of its unparalleled integration and rich feature set.

SigmaTel also reported that it added 32 employees to its workforce during the second quarter of 2004, primarily in the area of research and development in Austin, Texas. As of June 30, 2004, SigmaTel employed 192 people, compared with 115 at this time last year.

Business Outlook

“We are pleased to report that we continue to expect healthy business growth and exciting new product and business developments as we approach the anniversary of our first year as a public company in Q3,” said Mr. Edgerton. “Our customers expect the portable digital audio player market to continue growing at a very healthy rate during the remainder of 2004 and that supply conditions in the flash market continue to improve. We anticipate solid growth in revenues and profits in the second half of 2004.”

Specific guidance for the third quarter of 2004 is below:

•	Revenues are expected to be between $40.0 million and $46.0 million, vs. $32.7 million in the third quarter of 2003.

•	Gross margin is expected to be approximately 54 percent. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	GAAP net income is expected to be between $9.6 million and $11.9 million. This includes the amortization of non-cash deferred stock-based compensation of approximately $0.4 million, so pro forma net income is expected to be between $10.0 million and $12.3 million.

•	The diluted weighted average shares outstanding are expected to be approximately 39 million.

•	Pro forma EPS is expected to be between $0.26 and $0.32.

Conference Call Today

A conference call will be held today, July 20, 2004, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor-relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21200130. These replays will be available through August 20, 2004.

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor.relations@sigmatel.com, or on the Web at www.sigmatel.com/investor-relations.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that adverse changes in the global economy may reduce demand for SigmaTel’s products; risks that shortages of supply for other components of MP3 players may limit customer demand to purchase SigmaTel’s portable audio SoCs; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectuses filed September 19, 2003 and February 19, 2004, the Form 10-Qs that were filed on October 29, 2003 and April 20, 2004, the Form 10-K that was filed on February 17, 2004 and the Form 10-Q that SigmaTel anticipates filing shortly covering the quarterly period ended June 30, 2004.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain non-cash charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q2 2004 earnings conference call can be found on the company’s website at www.sigmatel.com/investor-relations.com.

D-Major, C-Major, GoChip and Universal Jacks are trademarks and SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income as reported	$8,821	$765	$15,752	$150
Pro forma adjustments (tax effected):
Deferred stock-based compensation	394	880	1,369	1,071

Pro forma net income	$9,215	$1,645	$17,121	$1,221

Diluted weighted average shares outstanding, as reported	38,767,712	30,142,756	38,606,967	5,849,838
Adjustment for dilutive items(1)	—	—	—	22,718,183

Diluted weighted average shares outstanding, pro forma	38,767,712	30,142,756	38,606,967	28,568,021

Diluted net income per share, pro forma	$0.24	$0.05	$0.44	$0.04

Net income (loss) attributable to common stockholders as reported	$8,821	$686	$15,752	$(8,105)
Pro forma adjustments:
Deferred stock-based compensation (tax effected)	394	880	1,369	1,071
Deemed dividends on preferred stock	—	79	—	8,255

Pro forma net income attributable to common stockholders	$9,215	$1,645	$17,121	$1,221

Diluted weighted average shares outstanding, as reported	38,767,712	30,142,756	38,606,967	5,849,838
Adjustment for dilutive items(1)	—	—	—	22,718,183

Diluted weighted average shares outstanding, pro forma	38,767,712	30,142,756	38,606,967	28,568,021

Diluted net income (loss) attributable to common stockholders per share, as reported	$0.23	$0.03	$0.41	$(1.39)

Diluted net income attributable to common stockholders per share, pro forma	$0.24	$0.05	$0.44	$0.04

(1)	Adjustment to weighted average shares outstanding for six months ended June 2003 is additional common shares for preferred stock, related warrants and miscellaneous options.

SIGMATEL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$36,608	$19,672	$68,108	$32,548
Cost of goods sold	16,778	10,870	31,562	18,208

Gross profit	19,830	8,802	36,546	14,340

Operating expenses:
Research and development	7,170	4,154	13,253	7,816
Selling, general and administrative	3,603	2,717	6,502	4,255
Amortization of deferred stock-based compensation	402	889	1,397	1,128

Total operating expenses	11,175	7,760	21,152	13,199

Operating income	8,655	1,042	15,394	1,141

Other income (expense):
Interest income	353	13	694	22
Interest expense	(8)	(282)	(16)	(1,005)

Total other income (expense)	345	(269)	678	(983)

Income before income taxes	9,000	773	16,072	158

Income taxes	179	8	320	8

Net income	8,821	765	15,752	150
Deemed dividends on preferred stock	—	(79)	—	(8,255)

Net income (loss) attributable to common stockholders	$8,821	$686	$15,752	$(8,105)

BASIC NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.25	$0.12	$0.45	$(1.39)

DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.23	$0.03	$0.41	$(1.39)

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income (loss) attributable to common stockholders per share	35,146,977	5,853,738	34,820,403	5,849,838
Diluted net income (loss) attributable to common stockholders per share	38,767,712	30,142,756	38,606,967	5,849,838

SIGMATEL, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$38,002	$61,841
Short-term investments	90,812	49,420
Accounts receivable, net	19,170	15,989
Inventories, net	16,518	9,904
Prepaid expenses and other current assets	2,004	1,333

Total current assets	166,506	138,487

Property, equipment and software, net	4,989	3,792
Intangible assets, net	4,333	4,476
Other assets	473	122

Total assets	$176,301	$146,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,110	$13,466
Accrued payroll	1,177	870
Other accrued expenses	3,342	2,561
Deferred revenue	6,572	3,645
Current portion of capital lease obligations	52	48

Total current liabilities	24,253	20,590

Capital lease obligations, net of current portion	36	63
Other liabilities	115	116

Total liabilities	24,404	20,769

Stockholders’ equity:
Common stock, $.0001 par value; 170,000,000 shares authorized; shares issued and outstanding: 35,372,761 and 35,282,805 at 2004 and 34,270,961 and 34,181,005 at 2003, respectively	4	3
Additional paid-in capital	182,025	173,737
Notes receivable from stockholders	(8)	(115)
Deferred stock-based compensation	(2,037)	(3,678)
Treasury stock, 89,956 common shares at cost	(741)	(741)
Accumulated deficit	(27,346)	(43,098)

Total stockholders’ equity	151,897	126,108

Total liabilities and stockholders’ equity	$176,301	$146,877

SIGMATEL, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$15,752	$150
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,098	2,104
Amortization of deferred stock-based compensation	1,397	1,128
Other non-cash expenses	409	730

Changes in assets and liabilities:
Accounts receivable, net	(3,182)	(6,537)
Inventories, net	(6,613)	(1,998)
Prepaid expenses and other assets	(1,021)	(275)
Accounts payable	3,141	704
Accrued expenses	1,151	1,135
Deferred revenue and other liabilities	2,863	2,579

Net cash provided by (used in) operating activities	15,995	(280)

Cash flows from investing activities:
Maturities of short-term investments	48,250	—
Purchase of short-term investments	(89,832)	—
Purchase of property, equipment, software and intangible assets	(6,649)	(1,460)

Net cash used in investing activities	(48,231)	(1,460)

Cash flows from financing activities:
Proceeds from long-term debt	—	5,150
Repayments under revolving line of credit, net	—	(8,923)
Payments on long-term debt	—	(417)
Payments on capital lease obligations	(23)	(25)
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	8,090
Proceeds from notes receivable from stockholders	108	98
Proceeds from issuance of common stock, net of issuance costs	8,312	—

Net cash provided by financing activities	8,397	3,973

Net increase (decrease) in cash and cash equivalents	(23,839)	2,233
Cash and cash equivalents, beginning of period	61,841	2,859

Cash and cash equivalents, end of period	$38,002	$5,092